Exhibit 5.1
[Dorsey & Whitney LLP Letterhead]
April 27, 2009
SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota 55344
          Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to SUPERVALU INC., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of options to acquire up to 3,500,000 shares of the Company’s common stock, par value $1.00 per share (the “Options”), under the SUPERVALU INC. 2007 Stock Plan (the “Plan”).
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that the Options have been duly authorized and, upon issuance and delivery therefor in accordance with the terms of the Plan and any relevant agreements thereunder, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors’ rights and by general principles of equity.
     Our opinions expressed above are limited to the Delaware General Corporation Law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Dorsey & Whitney LLP
MJK/GLT